EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-47069, 333-56849 and 333-103570) and Form S-3 (File Nos. 333-81419, 333-90961, 333-39744, 333-111738, 333-114938, 333-119134 and 333-136819) of Quanta Services, Inc. of our report dated February 26, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PRICEWATERHOUSECOOPERS LLP
Houston, Texas
February 26, 2007